--------                                    U.S. SECURITIES AND EXCHANGE COMMISSION                   -----------------------------
 FORM 4                                             WASHINGTON, D.C. 20549                                     OMB APPROVAL
--------                                                                                              -----------------------------
// CHECK THIS BOX IF NO                   STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                 OMB NUMBER:         3235-028
   LONGER SUBJECT TO                                                                                   EXPIRES:  SEPTEMBER 30, 1997
   SECTION 16. FORM 4 OR     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,   ESTIMATED AVERAGE BURDEN
   FORM 5 OBLIGATIONS MAY      Section 17(a) of the Public Utility Holding Company Act of 1935 or      HOURS PER RESPONSE ....  0.5
   CONTINUE. SEE                      Section 30(f) of the Investment Company Act of 1940              ----------------------------
   INSTRUCTION 1(b).
(Print or Type Responses)
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1. Name and Address of Reporting Person   2. Issuer Name AND Ticker or Trading Symbol       6. Relationship of Reporting Person(s)
                                                                                               to Issuer (Check all applicable)
FIFE            JOHN                         UTAH RESOURCES INTERNATIONAL INC./URTS               Director             10% Owner
---------------------------------------      ----------------------------------------           X                   X
(Last)          (First)        (Middle)                                                        ----                ----
                                                                                                  Officer (give        Other
c/o Inter-Mountain Capital Corp.          3. IRS or Social Security   4. Statement for          X          title   ----(specify
360 E. Randolph St., Suite 2402              Number of Reporting         Month/Year            ----        below)       below)
---------------------------------------      Person (Voluntary)             7/96
            (Street)                                                     --------------      7. Individual or Joint/Group Filing
                                                36-4075407            5. If Amendment,         (Check Applicable Line)
Chicago, Illinois 60601                                                  Date of Original    X  Form filed by One Reporting Person
---------------------------------------                                  (Month/Year)        --
(City)   (State)  (Zip)                                                                      -- Form filed by More than One
                                                                                                Reporting Person
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                         TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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1. Title of Security         2. Trans-       3. Trans-      4. Securities Acquired (A)   5. Amount of    6. Owner-    7. Nature
   (Instr. 3)                   action          action         or Disposed of (D)           Securities      ship         of In-
                                Date            Code           (Instr. 3, 4 and 5)          Beneficially    Form:        direct
                                                (Instr. 8)                                  Owned at        Direct       Bene-
                                (Month/                                                     End of          (D) or       ficial
                                 Day/         ----------------------------------------      Month           Indirect     Owner-
                                 Year)                                                                      (I)          ship
                                             Code             Amount    (A) or Price        (Instr. 3       (Instr. 4)   (Instr. 4)
                                                                                            and 4)
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Common, $.01 par                                                                                                       By Inter-
value Stock                   7/3/96          P               1,275,912    A     $3.35      1,275,912         I        Mountain
                                                                                                                       Capital Corp.
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Common, $.01 par
value Stock                   1/22/96         P                   2,500    A     $1.00          2,500         D            N/A
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)
If the form is filed by more than one reporting person, SEE Instruction 4(b)(v).                                     SEC 1474 (7-96)

FORM 4 (CONTINUED)            TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                     (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
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1. Title of Derivative Security    2. Conver-     3. Trans-     4. Transac-     5. Number of Deriv-        6. Date Exer-
   (Instr. 3)                         sion or        action        tion Code       ative Securities Ac-       cisable and Ex-
                                      Exercise       Date          (Instr. 8)      quired (A) or Dis-         piration Date
                                      Price of       (Month/                       posed of (D)               (Month/Day/
                                      Deriv-          Day/                         (Instr. 3, 4, and 5)       Year)
                                      ative           Year)
                                      Security
                                                                                                            --------------------
                                                                                                             Date       Expira-
                                                                ----------------------------------------     Exer-      tion
Call Option                                                                                                  cisable    Date
right to Purchase Common,                                      Code               (A)
$.01 par value Stock)               $3.35           7/96        P               150,000                          *        7/3/06
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7. Title and Amount of Under-     8. Price of     9. Number of       10. Ownership       11. Nature of
   lying Securities                  Derivative      Derivative          Form of             Indirect
   (Instr. 3 and 4)                  Security        Securities          Derivative          Beneficial
                                     (Instr. 5)      Beneficially        Security:           Ownership
                                                     Owned at End        Direct (D) or       (Instr. 4)
                     Amount or                       of Month            Indirect (I)
Title                Number of                       (Instr. 4)          (Instr. 4)
                     Shares
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Common, $.01 par
value Stock          150,000         $3.35           150,000              I          By Inter-Mountain Capital Corp.
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Explanation of Responses:

*The Derivative Securities reported by the reporting person are exercisable at any time prior to the Expiration Date, upon the occurrence of certain events, to maintain a majority interest.


                                                                                                                   10/9/96
                                                                            ----------------------------------  --------------------
                                                                            John Fife
**Intentional misstatements or omissions of facts constitute                **Signature of Reporting Person          Date
  Federal Criminal Violations.  SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space is insufficient, SEE Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

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                                                                                                                     SEC 1474 (7-96)